Exhibit 99.1

Investor Contact: Robert Jaffe rjaffe@rjaffeco.com 424.288.4098
NANTHEALTH REPORTS 16% INCREASE IN 2017 FIRST QUARTER TOTAL NET REVENUE;
SAAS REVENUE ROSE 11% AND GPS ADOPTION CONTINUES TO CLIMB

•	GPS Adoption:

◦
GPS Cancer Test to Be Complementary Diagnostic for FDA Authorized Nant Cancer Vaccine Clinical Trials, the First Novel Combination of Innate and Adaptive Immunotherapy in Patients with Pancreatic Cancer

◦	365 GPS Commercial Tests Ordered in Q1, Up from 326 in Q4 ‘16

◦	266 GPS Commercial Tests Delivered in Q1, Up from 233 in Q4 ‘16

•	GPS Payer Coverage:

◦	Added Two New Payers for a Total of 10 Payer Contracts with Self-Employed and Health Plan Payers Now Covering GPS Cancer

◦	Added New International Payer/Reseller, Now Have Four International Resellers of GPS; In Advanced Discussions with Others

◦	Detailed Discussions Ongoing with CMS

•	Value Based Care Software and Services:

◦	Significant Momentum with New Customers in Europe and the US

◦	Expanded License Sale to Strategic International Customer

•	2017 First Quarter Revenue Increased 16% to $22.5 Million

Culver City, Calif. - May 10, 2017 - NantHealth, Inc. (NASDAQ-GS: NH), a next-generation, evidence-based, personalized healthcare company, today reported financial results for its first quarter ended March 31, 2017.

GPS Cancer - Highlights

•
GPS Cancer Test to Be Complementary Diagnostic for FDA Authorized Nant Cancer Vaccine Clinical Trials. The NANT Cancer Vaccine is the first combination immunotherapy protocol to orchestrate the delivery of metronomic low-dose radiation and chemotherapy with molecularly-informed, tumor-associated antigen vaccines and natural killer cells, to activate the innate and adaptive immune system and to induce immunogenic cell death. By inducing immunogenic cell death and protecting as well as enhancing the innate and adaptive immune system, the NANT Cancer Vaccine seeks to attain long-term sustainable remission of multiple tumor types with lower toxicity and higher efficacy than current standards of care.

•
Number of covered cancer lives: at March 31, 2017, the estimated number of patients with cancer covered by a payer for GPS testing was approximately 327,000 including lives anticipated upon completion of a pilot project with Horizon Blue Cross Blue Shield.

•	Number of GPS Cancer payers: at March 31, 2017, the number of payers covering GPS Cancer was 10.

•
Local Coverage Determination (LCD) & National Coverage by CMS: Discussions are underway for both local and national coverage with CMS and FDA regarding GPS Cancer coverage by Medicare. The company is encouraged following multiple detailed meetings with CMS in which the accuracy and comprehensiveness of the GPS Cancer test, as well as its clinical utility, were presented.

•	Number of GPS Cancer Tests: 365 commercial tests ordered and 266 delivered in Q1.

•	Expanded adoption of GPS Cancer with addition of new international payer/reseller for a total of four.

•	Expanded field sales and clinical team: doubled field sales team that call on oncologists, expanding our footprint; and increased clinical support for oncologists engaged with our GPS Cancer team, ensuring full clinical utility is recognized and reorder is supported.

“We continue to focus on extending coverage for our GPS Cancer Test in the commercial health insurance and self-employed payer markets,” said Patrick Soon-Shiong, M.D., Chief Executive Officer and Chairman of NantHealth. “During the recently completed quarter, we successfully completed and executed two payer agreements and added one new international reseller. In addition, we have recently introduced pilot programs to accelerate adoption. As part of these programs, commercial insurance payers agree to pay for a certain number of GPS profiles as part of the pilot project. We have also developed a GPS Cancer benefit option that can be purchased as a supplement to existing benefits through aggregators. Our first group is expected to come on board in late Q3. Last, we are ramping up our efforts to educate the oncology community and CMS about the benefits and value of GPS Cancer. We have made significant additional investments in experienced sales and account management staff. Dr. Bobby Reddy, former chief medical officer at Caris, has joined NantHealth as chief medical officer to lead the clinical GPS Cancer initiatives. In addition, Ron Louks, former president of devices and emerging solutions at Blackberry, former chief strategy officer of HTC and former chief technology officer at Sony Ericsson, has joined in the capacity of chief operating officer.”

Value Based Care Software and Services - Highlights
During the first quarter, the company:

•	Completed 28 go-live projects across NantOS (Provider and Patient Engagement), Device Connects (Connected Care) and NaviNet (Payer Engagement)

•	Increased, renewed or expanded 59 contractual commitments

•	Eviti (Clinical Decision Support) covered lives increased to approximately 22.5 million at the end of Q1 from 19.2 million at the end of Q4

•	Expanded license sale to strategic international customer

Ron Louks, Chief Operating Officer of NantHealth, stated, “Growth from our SaaS business was the key driver to our first quarter total net revenue increase. We continued to add Device Connect licenses, client sites and Eviti covered lives. In the month of April, we recorded significant new customer wins in Europe and the US.”

Financial Highlights
For the 2017 first quarter, total net revenue increased 16% to $22.5 million from $19.5 million in 2016 first quarter. Gross profit was $3.5 million compared with $6.4 million. Selling, general and administrative (SG&A) expenses declined 24% to $20.9 million from $27.4 million for the prior year first quarter. Research and development (R&D) expenses increased to $13.4 million from $10.7 million. For the first quarter of 2017, the company recorded loss from related party equity method investment of $4.5 million, which compares to $2.9 million in last year’s first quarter. Net loss was $41.1 million, or $0.34 per share, compared with $33.1 million, or $0.36 per share, for 2016 first quarter.

Financial results for the 2017 first quarter included approximately $4.5 million loss from related party equity method investment, $0.8 million of net non-cash expense related to convertible notes and $5.2 million of intangible amortization, equal to $0.09 per share in total. On a non-GAAP basis, adjusted net loss was $29.2 million, or $0.24 per share, for the 2017 first quarter, compared with $20.4 million, or $0.18 per share, in the prior year first quarter.

Conference Call Information and Forward-Looking Statements
Later today, the company will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) to review its results of operations for the first quarter ended March 31, 2017. The conference call will be available to interested parties by dialing 844-309-3709 from the U.S. or Canada, or 281-962-4864 from international locations, passcode 20821504. The call will be broadcast via the Internet at www.nanthealth.com. Listeners are encouraged to visit the website at least 10 minutes prior to the start of the scheduled presentation to register, download and install any necessary audio software. A playback of the call will be archived and accessible on the same website for at least three months.

Discussion during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s financial status and performance, regulatory and operational developments, and any comments the company may make about its future plans or prospects in response to questions from participants on the conference call.

Use of Non-GAAP Financial Measures
This news release contains references to Non-GAAP financial measures, including adjusted net loss and adjusted net loss per share, which are financial measures that are not prepared in conformity with United States generally accepted accounting principles (U.S. GAAP). The Company’s management believes that the presentation of Non-GAAP financial measures provides useful supplementary information regarding operational performance, because it enhances an investor’s overall understanding of the financial results for the Company’s core business. Additionally, it provides a basis for the comparison of the financial results for the Company’s core business between current, past and future periods. Other companies may define these measures in different ways. Non-GAAP financial measures should be considered only as a supplement to, and not as a substitute for or as a superior measure to, financial measures prepared in accordance with U.S. GAAP. Non-GAAP per share numbers are calculated based on one class of common stock and do not incorporate the effects, if any, of using the two-class method.

About NantHealth, Inc.
NantHealth, Inc., a member of the NantWorks ecosystem of companies, is a next-generation, evidence-based, personalized healthcare company enabling improved patient outcomes and more effective treatment decisions for critical illnesses. NantHealth's unique systems-based approach to personalized healthcare applies novel diagnostics tailored to the specific molecular profiles of patient tissues and integrates this molecular data in a clinical setting with large-scale, real-time biometric signal and phenotypic data to track patient outcomes and deliver precision medicine. For nearly a decade, NantHealth has developed an adaptive learning system, which includes its unique software, middleware and hardware systems infrastructure that collects, indexes, analyzes and interprets billions of molecular, clinical, operational and financial data points derived from novel and traditional sources, continuously improves decision-making and further optimizes our clinical pathways and decision algorithms over time. For more information please visit www.nanthealth.com.

About GPS Cancer™
GPS Cancer™ is a unique, comprehensive test available through NantHealth. GPS Coverage
GPS Cancer integrates whole genome (DNA) sequencing, whole transcriptome (RNA) sequencing, and quantitative proteomics through mass spectrometry, providing oncologists with a comprehensive molecular profile of a patient’s cancer to inform personalized treatment strategies. GPS Cancer testing is conducted in CLIA-certified and CAP-accredited laboratories, and is a key enabler for Cancer Breakthroughs 2020, the world’s most comprehensive cancer collaborative initiative seeking to accelerate the potential of combination immunotherapy as the next generation standard of care in cancer patients. For more information, visit www.gpscancer.com and www.cancerbreakthroughs2020.org.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. Risks and uncertainties include, but are not limited to: our ability to successfully integrate a complex learning system to address a wide range of healthcare issues; our ability to successfully amass the requisite data to achieve maximum network effects; appropriately allocating financial and human resources across a broad array of product and service offerings; raising additional capital as necessary to fund our operations; achieving significant commercial market acceptance for our sequencing and molecular analysis solutions; establish relationships with, key thought leaders or payors’ key decision makers in order to establish GPS Cancer as a standard of care for patients with cancer; our ability to grow the market for our Systems Infrastructure, NantOS and NantOS apps; successfully enhancing our Systems Infrastructure, NantOS or NantOS apps to achieve market acceptance and keep pace with technological developments; customer concentration; competition; security breaches; bandwidth limitations; our ability to continue our relationship with NantOmics; our ability to obtain regulatory approvals; dependence upon senior management; the need to comply with and meet applicable laws and regulations; and unexpected adverse events. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our reports filed with the Securities and Exchange Commission.

# # #
FINANCIAL TABLES FOLLOW

NantHealth, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$124,894	$160,353
Accounts receivable, net	8,924	13,728
Inventories	2,175	2,217
Deferred implementation costs	3,469	3,336
Related party receivables, net	910	899
Prepaid expenses and other current assets	5,760	5,046
Total current assets	146,132	185,579
Property, plant, and equipment, net	33,072	29,139
Deferred implementation costs, net of current	8,470	7,910
Goodwill	131,068	131,068
Intangible assets, net	113,906	119,126
Investment in related party	202,671	207,197
Related party receivable, net of current	1,964	1,971
Other assets	2,259	2,317
Total assets	$639,542	$684,307

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$3,729	$6,720
Accrued and other current liabilities	21,277	25,231
Deferred revenue	16,537	17,216
Related party payables, net	9,451	8,082
Total current liabilities	50,994	57,249
Deferred revenue, net of current	18,279	17,238
Related party liabilities	7,048	5,612
Related party promissory note	112,666	112,666
Related party convertible note, net	7,655	7,564
Convertible notes, net	71,770	70,810
Other liabilities	1,611	1,574
Total liabilities	270,023	272,713

Stockholders' equity
Common stock, $0.0001 par value per share, 750,000,000 shares authorized; 121,626,567 and 121,250,437 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively (Including 6,976 shares of restricted stock)	12	12
Additional paid-in capital	885,355	886,334
Accumulated deficit	(516,388)	(475,273)
Accumulated other comprehensive income	540	521
Total stockholders' equity	369,519	411,594
Total liabilities and stockholders' equity	$639,542	$684,307

NantHealth, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Total Net Revenue	$22,509	$19,451

Total Cost of Revenue	19,029	13,038
Gross profit	3,480	6,413

Operating Expenses:
Selling, general and administrative	20,878	27,373
Research and development	13,399	10,694
Amortization of software license and acquisition-related assets	1,814	1,815
Total operating expenses	36,091	39,882
Loss from operations	(32,611)	(33,469)
Interest expense, net	(3,969)	(1,498)
Other income, net	273	338
Loss from related party equity method investment	(4,526)	(2,914)
Loss before income taxes	(40,833)	(37,543)
Provision for (benefit from) income taxes	282	(4,398)
Net loss	$(41,115)	$(33,145)

Net income (loss) per share (1):
Basic and diluted - common stock	$(0.34)	$(0.36)
Basic and diluted - redeemable common stock	N/A	$0.25

Weighted average shares outstanding (1):
Basic and diluted - common stock	121,618,039	99,651,444
Basic and diluted - redeemable common stock	N/A	10,714,285
Footnote:

1)
The net income (loss) per share and weighted-average shares outstanding for the three months ended March 31, 2016, have been computed to give effect to the LLC Conversion that occurred on June 1, 2016, prior to the Company’s initial public offering ("IPO").  In conjunction with the LLC Conversion, (a) all of the Company’s outstanding units automatically converted into shares of common stock, based on the relative rights of the Company's pre-IPO equityholders as set forth in the Company's limited liability company agreement and (b) the Company adopted and filed a certificate of incorporation with the Secretary of State of the state of Delaware and adopted bylaws. The Company adopted and filed an amendment to its certificate of incorporation with the Secretary of State of the state of Delaware to effect a 1-for-5.5 reverse stock split of its common stock on June 1, 2016.

The net loss per share for the common stock for the three months ended March 31, 2016 reflects $2,625 in accretion value allocated to the redeemable common stock. The redeemable common stock contained a put right, which expired unexercised on June 20, 2016. As a result of and as of that date, the shares were no longer redeemable and were included in common stock.

NantHealth, Inc.
Supplemental Revenue Schedule
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Revenue:
Software and hardware	$645	$674
Software–as-a-service	15,231	13,701
Total software-related revenue	15,876	14,375
Maintenance	3,162	3,138
Sequencing and molecular analysis	510	—
Other services	2,961	1,938
Total net revenue	$22,509	$19,451
Cost of Revenue:
Software and hardware	$312	$239
Software-as-a-service	7,233	4,423
Total software-related cost of revenue	7,545	4,662
Maintenance	862	530
Sequencing and molecular analysis	1,538	—
Other services	5,678	3,565
Amortization of developed technologies	3,406	4,281
Total cost of revenue	$19,029	$13,038

NantHealth, Inc.
Non-GAAP Net Loss and Non-GAAP Net Loss Per Share
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2017	2016

Net loss	$(41,115)	$(33,145)
Adjustments to GAAP net loss:
Loss from related party equity method investment	4,526	2,914
Stock-based compensation expense	250	98
Corporate restructuring	220	1,966
Acquisition related compensation expense	—	4,814
Acquisition related sales incentive	662	1,420
Change in fair value of derivatives liability	(215)	—
Non-cash interest expense related to convertible notes	1,051	—
Intangible amortization	5,220	6,096
Impact of intangibles amortization on provision for (benefit from) income taxes	233	(4,528)
Total adjustments to GAAP net loss	11,947	12,780
Net loss - Non-GAAP	$(29,168)	$(20,365)

Weighted average shares outstanding (1)	121,618,039	99,651,444
Weighted average Series F/redeemable common stock (1)(2)	—	10,714,285
Shares outstanding - Non-GAAP (1)	121,618,039	110,365,729

Net loss per Share - Non-GAAP (1)	$(0.24)	$(0.18)

Reconciliation of Net Loss per Common Share to Non-GAAP Net Loss per Common Share (Unaudited):

	Three Months Ended March 31,
	2017	2016

Net loss per common share - GAAP	$(0.34)	$(0.36)
Adjustments to GAAP net loss per common share:
Loss from related party equity method investment	0.04	0.03
Stock-based compensation expense	—	—
Corporate restructuring	—	0.02
Acquisition related compensation expense	—	0.05
Acquisition related sales incentive	0.01	0.01
Change in fair value of derivatives liability	—	—
Non-cash interest expense related to convertible notes	0.01	—
Intangible amortization	0.04	0.07
Impact of intangibles amortization on provision for (benefit from) income taxes	—	(0.05)
Accretion to redemption value of Series F/redeemable common stock	—	0.03
Dilution from Series F/redeemable common stock	—	0.02
Total adjustments to GAAP net loss per common share	0.10	0.18
Net loss per share - Non-GAAP (1)	$(0.24)	$(0.18)

1) The net loss per share - non-GAAP, weighted average shares outstanding, weighted average Series F units/redeemable stock and shares outstanding - non-GAAP have been computed to give effect to the LLC conversion that occurred June 1, 2016 prior to our IPO.  In conjunction with the LLC Conversion, (a) all of our outstanding units automatically converted into shares of common stock, based on the relative rights of our pre-IPO equityholders as set forth in the limited liability company agreement and (b) we adopted and filed a certificate of incorporation with the Secretary of State of the state of Delaware and adopted bylaws. We filed an amended certificate of incorporation to effect a 1-for-5.5 reverse stock split of our common stock on June 1, 2016.

2) The weighted average shares outstanding have been further adjusted to account for the redeemable Series F units (converted to common stock in conjunction with the LLC conversion), whose Put Right expired on June 20, 2016.  Prior to June 20, 2016, these units/shares of common stock were classified as redeemable members’/stockholders’ equity in the balance sheet, and as such, were not included in the weighted-average shares outstanding prior to June 20, 2016.  The Put Right expired June 20, 2016, and the shares were no longer redeemable and are included in stockholders’ equity following that day. The weighted-average shares are adjusted to include the redeemable common stock in the weighted average shares outstanding for the entire period.